Exhibit 10.16
Agreement & General Release
PERSONAL AND CONFIDENTIAL
March 24, 2022

This letter proposes the following Agreement and General Release (“Agreement”) between Mollie Hale Carter (“Executive”) and FIRSTSUN CAPITAL BANCORP (“Employer”). Executive and Employer are each sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

In consideration of the Parties’ promises, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

I. Background

A. Prior to April 1, 2022, Executive is employed by Employer as a President and Chief Executive Officer and serves as Chairman of the Board and an Executive Chairman of Sunflower Bank, N.A.

B. As of April 1, 2022, Executive has resigned her position as President and Chief Executive Officer of Employer and will be employed by Employer as Executive Chairman;

C. As of April 1, 2022, Executive will continue to serve as Chairman of the Board of Sunflower Bank, N.A. and as Executive Chairman of Sunflower Bank, N.A.

C. As of April 1, 2022, Executive’s “Amended and Restated Employment Agreement” dated May 13, 2020 (the “Employment Agreement”) is terminated and all obligations under the Employment Agreement are cancelled and no longer enforceable or in effect; provided, however, that Sections 7 through 12, 19 and 20(b) and (c) of the Employment Agreement shall survive and continue in effect.

II. Terms of Agreement

To affect the cancellation of the “Amended and Restated Employment Agreement”, and to provide Executive with certain benefits that Executive would not otherwise be entitled to, Executive and Employer agree as follows:

A. This Agreement shall not be in any way construed as an admission by either Party that it has acted wrongfully with respect to the other Party or any other person, or that either Party has any rights whatsoever against the other Party.

B. As of April 1, 2022, Executive’s “Amended and Restated Employment Agreement” dated May 13, 2020 (the “Employment Agreement”) is terminated and all obligations under the Employment Agreement are cancelled and no longer enforceable or in effect; provided, however, that Sections 7 through 12, 19 and 20(b) and (c) of the Employment Agreement shall survive and continue in effect as consideration for this Agreement.

C. In exchange for the promises contained in this Agreement and release of claims as set forth below, and provided the Executive signs this Agreement and returns it to FIRSTSUN CAPITAL BANCORP and does not revoke any section of this Agreement:

Employer agrees to pay Executive a Lump Sum payment of $3,000,000, minus applicable tax withholding and other deductions, which shall be paid no later than April 21, 2022. Executive agrees that this Lump Sum Payment is a payment that the Executive is not otherwise entitled to receive, but for this Agreement and the cancellation of the Employment Agreement.

Effective April 1, 2022, Employer hereby employs the Executive as an Executive Chairman of Employer and of Sunflower Bank, N.A. Executive’s base salary will be $500,000 annually and shall be paid in installments based on the normal payroll schedule adopted by the Employer.

Executive is eligible to participate in the various employee benefit and/ or incentive programs adopted by the Employer from time to time that are available generally to executive officers of the Employer. These programs currently include, but are not limited to, the Employer’s “Company Vehicle” program.

D. In consideration of the promises contained in this Agreement, Executive agrees:

a.As of April 1, 2022, that she hereby resigns her position as President and Chief Executive Officer of Employer.

b.On behalf of herself and anyone claiming through her, irrevocably and unconditionally to release, acquit and forever discharge Employer and/or its subsidiaries, and their predecessors, successors and assigns, as well as their past and present officers, directors, executives, shareholders, trustees, joint venturers, partners, and anyone claiming through them (collectively referred to as “Releasees”), in their individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which Executive ever had against any of the Releasees arising out of or relating to her employment with Employer or Sunflower Bank, N.A., and/or the termination of the Employment Agreement. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42

U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634) as amended, and/or any other relevant federal, state or local laws; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud, or infliction of emotional distress.

c.That Executive shall not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and that Executive represents and warrants that no such claim has been filed to date. Executive further agrees that should Executive bring any type of administrative or legal action arising out of claims waived under this Agreement, Executive will bear all legal fees and costs, including those of the Releasees, absent an alternative directive by a court of competent jurisdiction.

E. Executive agrees that Executive will not, directly or indirectly, disclose the fact of or terms of this Agreement to anyone other than her spouse, attorney and/or financial advisors, except to the extent such disclosure may be required for accounting or tax reporting purposes or as otherwise required by law, and to the extent that any such disclosure is made to her spouse, attorney or financial advisor such person must agree to keep such information confidential.

F. This Agreement shall be binding on the Parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors, and assigns, whether by merger, sale of assets, or otherwise. This Agreement may not be terminated by any sale, merger, or other business combination involving the Employer.

G. Executive will cooperate fully with Employer and its subsidiaries and affiliates, and Employer and its subsidiaries and affiliates will cooperate fully with Executive, in any defense of or other participation in any administrative, judicial, or other proceeding arising from any charge, complaint or other action that has been or may be filed.

H. Executive will continue to comply with the terms of the Proprietary and Confidentiality Agreement and Handbook Receipt between Executive and Employer previously executed by Executive and knows and understands that the obligations contained in that agreement survive execution of this Agreement.

I. Executive agrees that Executive will not make any comments relating to Employer or its subsidiaries or affiliates, or any of their executives, which are critical, derogatory or which may tend to injure the business of Employer or any subsidiary or affiliate. Employer agrees that Employer will not, and will instruct the members of its Board and executive management team, to not make any comments relating to Executive which are critical, derogatory or which may tend to injure the business of Executive.

J. If Executive breaches any of Executive’s obligations under Paragraphs C through I, any obligations of FIRSTSUN CAPITAL BANCORP hereunder shall immediately terminate and any amounts paid to Executive hereunder shall be subject to recoupment by Employer.

K. Executive also acknowledges that Executive has been informed pursuant to the Age Discrimination in Employment Act (ADEA) and the federal Older Workers Benefit Protection Act of 1990 that:
a.Executive has the right to consult with an attorney before signing this Agreement.
b.Executive does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed.
c.Executive has twenty-one (21) days from the date of this Agreement to consider this Agreement.
d.Executive has seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired.

L. The provisions of this Agreement are severable. If one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality, or enforceability of the remaining provisions herein.

M. This Agreement sets forth the entire agreements between Executive and Employer and supersedes all other prior oral or written agreements or understandings between Executive and Employer concerning the subject matter of this Agreement. This Agreement may not be altered, amended, or modified, except by a further written document signed by Executive and Employer.

N. This Agreement shall be governed by the laws of the State of Colorado, excluding any conflict-of-laws rule or principle that might reference the governance or the construction of this Agreement to the laws of another jurisdiction.

O. This Agreement may be executed in two or more counterparts and may be executed electronically, all of which shall be considered one and the same original agreement.

P. The obligations of Employer to make payments under this Agreement shall be contractual only and all such payments shall be made from the general assets of the Employer. The Executive, beneficiary, or person having or claiming a right to payments hereunder, shall rely solely on the unsecured promise of the Employer, and nothing herein shall be construed to give any such individual any right, title, interest, or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Employer or its subsidiaries or affiliates, or in which Employer or its subsidiaries or affiliates may have any right, title, or interest now or in the future. Nothing in this Agreement gives the Executive the right to continued employment or service with the Employer. Either the Executive or the Employer may terminate their relationship at any time.

Q. Notwithstanding any other provision of this Agreement, this Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall always be interpreted in accordance with such intent. Executive shall have no binding right to distributions made to Executive in error or any right to designate the time of any payments under this Agreement.

R. Executive represents that Executive fully understands her right to review all aspects of this Agreement with an attorney of Executive’s choice, that Executive has had the opportunity to consult with an attorney of Executive’s choice, that Executive has carefully read and fully understands all the provisions of this Agreement, and that Executive is freely, knowingly, and voluntarily entering into this Agreement and General Release.

PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE AGAINST FIRSTSUN CAPITAL BANCORP AND ITS SUBSIDIARIES AND AFFILIATES BY SIGNING THIS AGREEMENT. IF THIS AGREEMENT HAS NOT BEEN SIGNED OR BECOME IRREVOCABLE BY APRIL 21, 2022, NO PAYMENT SHALL BE DUE HEREUNDER.

[SIGNATURE PAGE FOLLOWS]

Sincerely,

EMPLOYER:

FIRSTSUN CAPITAL BANCORP

/s/ Robert A Cafera Jr.
___________________________________
Signature and Title

Robert A. Cafera Jr.
Chief Financial Officer

Accepted and agreed to on this the 24th day of March, 2022.

EXECUTIVE:

Mollie Hale Carter

/s/ Mollie Hale Carter    March 24, 2022
___________________________________ _________________
Signature of Executive             Date